Exhibit 99.1

COOPERATIVE BANKSHARES, INC. REPORTS EARNINGS

For Immediate Release:

Wilmington, NC October 31, 2008—Cooperative Bankshares, Inc. (NASDAQ: “COOP”) (the “Company”), the parent company of Cooperative Bank (the “Bank”), reported a net loss for the nine months ended September 30, 2008 of $8.5 million, or $1.30 per diluted share. Net income for the nine months ended September 30, 2007 was $6.3 million, or $0.95 per diluted share. The net loss for the quarter ended September 30, 2008 was $8.9 million, or $1.36 per diluted share, compared to net income of $2.1 million, or $0.32 per diluted share, for the quarter ended September 30, 2007. The decreases in net income for the three and nine months ended September 30, 2008 from the prior year periods were mainly due to an other-than-temporary impairment charge on investments, an increase in the provision for loan losses, and a decrease in net interest income. As previously announced, the Bank recorded a non-cash, other-than-temporary impairment charge in the third quarter of 2008 of $9.1 million, partially offset by a related tax benefit of $1.8 million. This loss on the Bank’s investments in the preferred stock of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) is a result of the U.S. government’s actions, including placing Fannie Mae and Freddie Mac under conservatorship, giving control of their management to their regulator, the Federal Housing Finance Agency, and prohibiting Fannie Mae and Freddie Mac from paying dividends on their existing common and preferred stock. As a result of a change in tax law enacted in October 2008, the Company expects to record a related tax benefit of $1.7 million in the fourth quarter of 2008. No similar loss was recorded in 2007. For additional information regarding this other-than-temporary impairment charge, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2008. The provision for loan losses increased to $7.5 million for the nine months ended September 30, 2008 compared to $1.0 million for the nine months ended September 30, 2007. The provision for loan losses increased to $4.2 million for the three months ended September 30, 2008 compared to $350,000 for the three months ended September 30, 2007. The increases in the provision for loan losses during the three and nine-month periods were primarily the result of an increase in valuation allowances for the recorded investment in nonperforming loans. At September 30, 2008 and 2007, the recorded investment in impaired loans was $23.4 million and $8.3 million, respectively, with corresponding valuation allowances of $5.2 million and $431,000, respectively. The provision for loan losses was also affected by an increase in the valuation allowance allocated to the remainder of the portfolio, primarily due to an increase in loans and upward adjustments in qualitative factors used in the allowance model. The decrease in net interest income for the three and nine months ended September 30, 2008 from the prior year periods was primarily caused by a reduction in the interest rate spread of 53 and 60 basis points, respectively. These decreases are primarily attributable to action taken by the Federal Reserve to reduce interest rates by 225 basis points during the first nine months of 2008 and an additional 100 basis points during the last four months of 2007. As a result of these rate reductions, the Bank’s loan portfolio has repriced faster than deposits, causing a decline in net interest income. “The third quarter of 2008 has been marked with further turbulence and uncertainty in the housing market. The current housing market, compounded with the economic downturn, has resulted in additional increases to our nonperforming assets. We have diligently worked to address this rise and evaluate the banking environment and, as such, have adjusted our allowance for loan losses to what we believe is an appropriate level,” said Frederick Willetts, III, the Company’s Chairman, President, and Chief Executive Officer.

Total assets increased to $982.4 million at September 30, 2008 compared to $926.8 million at December 31, 2007. Asset growth was primarily the result of continued loan growth during the first nine months of 2008, which was funded by increased borrowings. Loans increased to $882.8 million at September 30, 2008 compared to $820.1 million at December 31, 2007. For the nine-month period ended September 30, 2008, the bulk of the increase in the loan portfolio occurred in one-to-four family loans, which grew $62.0 million (15.6%), and multi-family residential loans, which grew $13.6 million (85.3%), partially offset by a reduction in construction and land development loans of $9.6 million (4.3%). Borrowings at September 30, 2008 increased $69.3 million to $211.2 million, partially offset by a reduction in deposits of $5.4 million, because borrowings were a more cost effective means of funding loan growth. Loan growth was primarily attributable to the Bank’s improved branch network and the Bank’s emphasis on increasing mortgage, consumer, and line of credit loan production. Due to the current economic environment, the Company’s nonperforming assets, which consist of loans ninety days or more delinquent, non-accrual loans, troubled-debt restructurings, nonperforming investments, and foreclosed real estate owned, increased to $30.9 million at September 30, 2008 compared to $11.6 million at December 31, 2007. All foreclosed real estate owned has been appraised and is recorded at the estimated fair value of the property less estimated costs to sell. At September 30, 2008, stockholders’ equity was $55.2 million, or $8.37 per share, and represented 5.62% of assets, compared to $65.2 million, or $9.94 per share, representing 7.03% of assets at December 31, 2007. Stockholders’ equity for the nine months ended September 30, 2008 was affected by the adoption of EITF 06-4 on January 1, 2008. The adoption of EITF 06-4 resulted in an adjustment to the carrying value of liabilities with an offsetting adjustment to the opening balance of retained earnings of $1.0 million, as discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty-two offices in Eastern North Carolina and three offices in South Carolina. The Bank’s subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through five offices in North Carolina.

Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as “expects,” “intends,” “believes” or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the SEC, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

The Company has filed a Form 8-K with the SEC containing additional financial information regarding the three-month period and nine-month period ended September 30, 2008.

Contact: Frederick Willetts, III, President or Todd L. Sammons, CPA, Senior Vice President/ CFO, 910-343-0181